Exhibit 14

                              AMERICAN DAIRY, INC.


                       CODE OF BUSINESS CONDUCT AND ETHICS

                                       FOR

                        DIRECTORS, OFFICERS AND EMPLOYEES

                                       OF

                              AMERICAN DAIRY, INC.

                          AND ITS AFFILIATED COMPANIES






               The people of American Dairy, Inc.

                     o hold integrity as our paramount value,

                     o commit to excellence, and

                     o respect each other and the people with whom we deal.


               These personal values we hold and the customer value we deliver are essential to create shareholder value.

                              AMERICAN DAIRY, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS


This code of business conduct and ethics applies to you if you are a director, officer, or employee of American Dairy, Inc. or any of its majority-owned subsidiaries. In this code, references to "the company" and "companies" mean American Dairy, Inc. and its subsidiaries; and references to "your company" mean any American Dairy, Inc. company of which you are a director, officer, or employee. This code consists of standards that set forth basic rules, and guidelines that further explain what is expected of you. You must read, become familiar with, and comply with these standards and guidelines.

                                    STANDARDS

1.     You must obey laws and regulations.

       As a director, officer, or employee, you must comply with the laws, regulations, and rules that apply to the business of the companies. This includes federal, state, local, and foreign laws, ordinances, regulatory orders, agency rules, judicial decisions, and other legal requirements, including but not limited to the laws of The People's Republic of China ("China"). You must not engage in insider trading by buying or selling securities of any issuer if you have material, nonpublic information about the issuer, or by tipping that information to others.

2.     You must not improperly discriminate against others.

       As a director, officer, or employee, you must not make decisions or take actions that discriminate against anyone on any unlawful basis, including gender or gender identity, race, religion, color, national origin, ancestry, sexual orientation, age, medical condition, physical or mental disability, HIV, SARS, or AIDS condition, marital status, veteran status, or family leave status, except as provided by law.

3.     You must avoid conflicts of interest.

       You must not allow yourself to be in a position in which your personal interests and the interests of your company are in conflict, or which might interfere with your ability to perform your job as well as possible. If you have a conflict of interest, you must report it as explained in the accompanying guidelines.

4. You must not take for yourself opportunities that belong to the companies.

       You must not take for yourself business opportunities that you become aware of because of your position with your company. You must not use your position with your company for your personal gain or advantage. You must not compete with the companies.

5.     You must properly use and protect assets of the companies.

       You must not use any company property or services for personal gain or remove or dispose of materials, supplies, or equipment of the companies without proper authorization. Within your areas of responsibility, you must safeguard company assets so they are used efficiently and are not wasted, lost, or stolen.

6. You must not offer, give, or accept gratuities, kickbacks, bribes, or other improper payments.

       A prohibited gratuity is any entertainment, favor, gift, or other thing of material value that is given or accepted to obtain preferential treatment. Kickbacks and bribes are payments intended to influence the recipient to act improperly or unlawfully. You must comply with the federal U.S. Foreign Corrupt Practices Act, which prohibits corrupt payments and gifts in foreign business transactions, and other similar laws in China.

7.     You must not improperly use or disclose confidential information.

       Unless disclosure is authorized by management or legally required, you must maintain the confidentiality of information about the companies and their businesses. You must not improperly use company information for your personal gain or advantage.

8. You must do your part to ensure that public disclosures are full, fair, accurate, timely, and understandable.

       If you have responsibilities to prepare or contribute to reports that will be filed with the Securities and Exchange Commission or other governmental bodies, you must strive to make sure that those reports comply with the letter and spirit of applicable requirements. If you prepare or contribute to press releases or other information provided to the public, you must strive to make sure that information is accurate, understandable, and not misleading.

9. You must do your part to ensure that information in books, records, accounts, and other documents is accurate and complete.

       If you have responsibilities to initiate or modify entries in company accounting records, you must perform those responsibilities in accordance with applicable accounting policies and procedures. You must not knowingly provide inaccurate, incomplete, or misleading information to be included in company records or documents.

10. You must seek to safeguard the safety of others and protect the environment.

       You must be familiar with the safety rules and procedures that apply to your job responsibilities and perform your duties in a manner that does not endanger your co-workers or the public. You must be familiar with and follow your company's policies and procedures for protecting the environment.

11. You must not use corporate funds or resources to support any political party or candidate, or engage in any lobbying, without proper senior management authorization.

       Corporate political activities are subject to federal, state, and local limits and reporting requirements. To ensure that the companies comply with applicable laws, all corporate campaign contributions, lobbying, and other political activities must be approved in advance by senior officers.

12.    You must be fit to perform your responsibilities while on the job.

       You must not be under the influence of alcohol or illegal drugs while you are at work. You must not possess or use illegal drugs at any time.

13.    You must deal fairly with others.

       You must not take unfair advantage of customers, suppliers, contractors, regulators, competitors, employees, or investors of the companies through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other practice of unfair dealing.

14. You must report violations of this code of ethics and cooperate with duly authorized investigations.

       Reports may be made to your supervisor or manager or, if you prefer, to the Business Conduct and Ethics Hotline. Reports to the Hotline may be made anonymously and without fear of reprisal. The Business Conduct and Ethics Officer is Kirk G. Downing and the Hotline telephone number is
       (323) 935.3517.

                                   GUIDELINES

The following guidelines are an integral part of the American Dairy, Inc. code of business conduct and ethics. They are intended to help you understand what is expected of you as a director, officer, or employee of American Dairy, Inc. or any of its majority-owned subsidiaries. The guidelines set forth specific requirements and procedures pertaining to the standards of the code. Each guideline corresponds to the standard with the same number. You must read, become familiar with, and follow these guidelines.

1.     Compliance with Laws and Regulations.

       Numerous federal, state, local, and foreign laws and regulations apply to the businesses of the companies. Regulatory agencies with jurisdiction over aspects of the businesses include the U.S. Securities, among others. It is the policy of American Dairy, Inc. to comply with all laws, regulations, and other legal requirements that apply to its companies and businesses.

       Insider Trading.

       United States securities laws prohibit insider trading, which means trading in stock or other securities on inside information (non-public material information) or sharing inside information with others to help them in trading securities. Inside information includes any material information that an investor would consider significant, such as earnings forecasts, new contracts, legal or regulatory developments, or pending mergers, acquisitions, or asset sales. You must not buy or sell securities of any issuer, including American Dairy, Inc., if you have inside information about that issuer. You must not furnish inside information to others. If you are a director or executive officer, you may be subject to additional restrictions and reporting requirements.

       You are expected to become familiar with the legal requirements that apply to your job responsibilities. If you have questions about applicable laws and regulations, you should check first with your supervisor or manager. If necessary, you or your supervisor or manager should check with the general counsel or law department of your company for further direction.

2.     Equal Employment Opportunity and Fair Treatment.

       The laws of the United States and many other countries require equal opportunity and fair treatment in employment-related decisions and actions. American Dairy, Inc. believes that equal opportunity and diversity are important to its success. Therefore, American Dairy, Inc. prohibits employment discrimination on any unlawful basis, including gender or gender identity, race, religion, color, national origin, ancestry, sexual orientation, age, medical condition, physical or mental disability, HIV, SARS, or AIDS condition, marital status, veteran status, or family leave status, except as provided by law. This policy applies to decisions about hiring, promotion, termination, work assignments, and compensation.

       American Dairy, Inc. also prohibits employment discrimination in other forms, such as participating in any form of harassment, including sexual harassment, or harassment based on any of the characteristics listed above. The companies prohibit sending or forwarding e-mails containing sexual material or material that is derogatory about any of the characteristics listed above, telling racial jokes, criticizing another person's religious beliefs, and so forth. You should treat your co-workers and associates with respect and dignity, and avoid any form of improper treatment.

       In addition, it is American Dairy, Inc.'s policy to support diversity and fair treatment in procurement and other aspects of its business. You should act in accordance with such company policies that apply to your job responsibilities.

3.     Conflicts of Interest.

       You must avoid or eliminate conflicts of interest between yourself and the American Dairy, Inc. companies. In general, a conflict of interest may exist whenever outside activities or personal interests interfere or appear to interfere with your ability to objectively perform your job or act in the best interests of your company.

       Examples of potential conflicts of interest include:

       o Serving as a director, officer, or employee of any entity that has material business dealings with your company, such as by "moonlighting" for a company contractor or supplier.

       o Having a material financial interest in any entity that has business dealings with your company, such as by investing in a business that sells products to your company.

       o Directing company business to a member of your immediate family, such as by purchasing goods or services from a business owned or run by your spouse or child.

       o Receiving any financial payment or other compensation from any third party for decisions you make in your role with your company, such as by receiving cash, stock, or gifts for causing your company to do business with a third party.

       o Serving as a director or officer of an entity that is a competitor of the companies or that takes position or acts in ways that are contrary to the interests of the companies.

       The preceding list is not comprehensive, and any situation in which you may have or appear to have divided loyalties could involve a conflict of interest. If you are a director of American Dairy, Inc., you also should be aware of provisions in your company's corporate governance guidelines about qualifications and independence of directors.

       If you are an employee and think you may have a conflict of interest, you must immediately either eliminate the conflict or report it to your supervisor or manager. Your supervisor or manager will then work with the compliance and ethics officer to obtain a management determination whether a material conflict exists. If a material conflict exists, it must be eliminated or waived by senior management of your company.

       If you are a director or elected officer (vice president or above) and have a potential conflict, you must report it to the board of directors of your company. You may handle this reporting responsibility by providing relevant information to your compliance and ethics officer and asking him or her to make the report to the board. Any waivers for directors or elected officers must be made by the board of directors or a board committee of the relevant company and may be required to be publicly disclosed. To avoid potential conflicts, if you are an elected officer you should obtain approval from the board of directors of your company before joining the board of directors of another for-profit entity.

4.     Corporate Opportunities.

       In the course of your duties, you may become aware of potential business opportunities. You must not use for your own benefit opportunities that rightfully belong to the companies, as illustrated below.

       Examples of improper taking of corporate business opportunities may include:

       o Marketing products or services that the companies may have an interest in marketing, such as products or services that relate to the companies' businesses or that may be sold to the companies' business partners.

       o Obtaining patents, trademarks, or copyrights on inventions or materials developed during the course of your employment.

       o Purchasing property that the companies may have an interest in purchasing.

       o Investing in businesses that the companies may have an interest in acquiring.

       In general, you must not seek to use your position with your company to obtain personal benefits outside your compensation from the companies. You also must not pursue business opportunities that might place you in a situation of competing with the companies.

       If you have questions about whether it is appropriate for you to take advantage of a business opportunity, you should consult with your supervisor or manager or your company's compliance and ethics officer.

5.     Company Assets.

       You are responsible for safeguarding the funds, property, and other assets of the companies to prevent abuse, loss, theft, or unauthorized personal use. You must not authorize payments, sign contracts, issue purchase orders, or settle claims except in accordance with your company's bylaws, a duly adopted board resolution, or a valid delegation of signature authority from an officer of your company.

       Except for limited and incidental use, as permitted by your management, you must not use company telephones, computers, copiers, or fax machines for personal purposes. You also must not take company funds, equipment, supplies, or materials for yourself or others. You should not improperly obtain company funds by falsifying expense reports or timesheets. If you are a director, officer, or manager, you must not direct employees to provide personal services to you, other than incidental services that might be performed by an assistant or secretary.

6.     Gratuities and Other Improper Payments.

       Business decisions must be made objectively, solely on the basis of quality, service, price, and similar competitive factors. You must be certain that any business courtesy that you offer or receive does not influence, or appear to influence, business decisions that you or others must make. The companies prohibit you from offering, giving, or accepting gratuities, kickbacks, bribes, or other improper payments.

       For this purpose, a gratuity is defined as any entertainment, favor, gift, or other thing of material value that is given in return for, or in anticipation of obtaining, preferential treatment in business transactions. In most cases, occasional business courtesies that have a relatively small value to you will not be considered to be gratuities. Such acceptable courtesies may include business lunches, food items, tickets to entertainment or sporting events, or promotional items, provided that the same courtesies are made widely available to other parties in similar business relationships. Any business courtesy may be considered to be a gratuity if it has significant value.

       Some departments or divisions within the companies have more restrictive policies on gratuities. For example, if you are involved in procurement activities, your company or department may prohibit you from accepting any gift at all. You should check with your manager or supervisor for additional information.

       Offers of expense-paid business trips from suppliers and others should not be accepted unless your manager or officer determines that the trip has overriding business value to your company.

       You must not accept or offer gifts of cash, securities, or other cash-equivalents. Such gifts may be considered to be kickbacks or bribes. You must not accept or offer gifts that are tied to entering into a specific business relationship or providing a volume of business activity. Those kinds of gifts are prohibited kickbacks.

       Governmental officials and employees are subject to laws and regulations that restrict the amount of gifts and business courtesies they may receive and that require public reporting. You must not offer or give any item to a governmental official or employee unless authorized by an appropriate senior officer or manager of your company.

       Foreign Corrupt Practices Act.

       The federal U.S. Foreign Corrupt Practices Act prohibits any person from offering, paying, promising, or authorizing any payment of any money or other thing of value to an officer or employee of a foreign government, or to a foreign political party or candidate, for the purpose of influencing any official act or decision, inducing the recipient to use his or her influence or violate duty, or securing any improper advantage to obtain or retain business. Each company that does business in non-U.S. foreign countries or with foreign parties should adopt detailed policies for compliance with the Foreign Corrupt Practices Act.

7.     Confidential Information.

       Much of the information you encounter as a director, officer, or employee is confidential to your company. In general, you should consider information to be confidential if it gives the holder an improper business advantage over others who do not have it, or if unauthorized disclosure or use would be detrimental to the companies. Examples of confidential information may include customer data, earnings forecasts, unreleased financial information, business plans, employee records, working drafts of legal or regulatory filings, and so forth. Confidential information also may include information from or about other parties, such as business partners, vendors, and contractors.

       You must not use or disclose confidential information except in the course of your job responsibilities and as authorized by management or the board of directors. You also must not use confidential company information for personal gain or advantage. You must take appropriate steps to safeguard confidential information.

       The companies have adopted policies and procedures for information management, retention of records and e-mails, information technology security, and related matters. You should become familiar with and follow your company's policies. You may refer to the company-specific information below to find out where you can find these policies.

8.     Public Disclosures.

       American Dairy, Inc. and some of its subsidiaries are required to file periodic disclosure reports with the U.S. Securities and Exchange Commission. Other regulatory agencies and stock exchanges also may require reports and public disclosures by the companies. If you are asked to review or contribute to the information in these reports and disclosures, you must do everything you can to ensure that the information is complete, accurate, understandable, timely, and fairly representative of the companies' circumstances.

       If you are the principal executive officer, principal financial officer, principal accounting officer, or controller, or an officer or employee performing similar functions, you have special responsibilities to ensure that reports filed with the Securities and Exchange Commission comply with applicable securities laws and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which the statements were made, not misleading.

       Public disclosures also include press releases, media statements, marketing brochures, and other information that is made publicly available. If you prepare, review, or contribute to such materials, you must seek to make sure that the information contained in them is accurate, understandable, and not misleading.

9.     Books, Records, and Accounts.

       The integrity and reliability of company accounting records are critical to the corporate decision-making process and to the ability of each company to meet its legal and financial reporting obligations. Other corporate records also must be valid, accurate, and complete. As part of your job, you may have responsibility for providing input to, creating, or maintaining company books, records, and accounts, including such information as financial data, employee data, customer data, purchase orders, contracts, minutes, and so forth. You must do your part to ensure that such information is valid, accurate, and complete, and that established internal control procedures are followed.

       Improper accounting practices that must be avoided include:

       o Misclassifying expenditures, such as charging operation and maintenance expenses to work orders, operating reserve, or other capital accounts.

       o Charging expenses to the wrong work order or function in an attempt to hide budget overruns.

       o Requesting suppliers, contractors and consultants to alter the normal flow of invoice documents or changing the internal processing of documents in an attempt to delay or accelerate payments or accruals to a different accounting period.

       o Circumventing established internal controls over financial reporting.

       o Any other practice that results in books, records, and accounts not fairly and accurately representing the companies' operations and financial condition.


10.    Safety and the Environment.

       Your actions can have a significant effect on the safety of others and on the environment. You have a responsibility for your own safety and health and that of co-workers and the public. Protecting safety and health includes staying alert to existing worksite conditions, using proper safety equipment and techniques, following established safety procedures, and using the correct tools for each job. You must read and follow the safety manuals and other materials that apply to your job.

       The companies are subject to numerous laws and regulations designed to protect the environment. You must become familiar with and follow the environmental policies and rules that apply to your job. You also should support company efforts to protect the environment.

11.    Political Activities.

       The businesses of the companies are affected by numerous laws, regulations, administrative rules, and regulatory orders. It is appropriate for the companies to protect their interests by supporting political candidates and engaging in lobbying. However, those activities are governed by federal, state, province, county, and local laws and regulations limiting expenditures and requiring recordkeeping and public disclosure. Therefore, corporate contributions to political parties or candidates, lobbying of legislators or public officials, and other political activities on behalf of your company must be approved in advance by the designated responsible officer or manager. This includes contributions in kind, such as using company phones or photocopiers or working on paid company time in supporting a candidate. You must comply with policies of your company about obtaining approval, keeping records, and reporting your activities. You must not engage in any unauthorized political or lobbying activities using company resources or on company time.

12.    Fitness for Duty.

       For the safety of others, and to perform your duties effectively, you must be free from the influence of alcohol or illegal drugs while on the job. You should not consume alcoholic beverages during your working hours or shortly before coming to work. In some circumstances, your company may allow you to consume alcoholic drinks in reasonable amounts during certain events, such as receptions, if that is customary in the prevailing culture. You must not possess or use illegal drugs or misuse controlled substances at any time. For safety reasons relating to certain jobs, your company may have more specific policies regarding possession or use of specified substances, including testing requirements. In general, you should avoid any activities or substances that significantly impair your ability to do your job as well as expected.

13.    Fair Dealing.

       No code of ethics can cover every possible situation. As a guiding principle, you should seek to respect and deal fairly with others, including customers, suppliers, contractors, regulators, investors, co-workers, and even competitors. You must not take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other practice of unfair dealing.

14.    Reports and Investigations.

       From time to time, you may observe or hear that others within the companies are violating this code of business conduct and ethics. For the good of the companies and in fairness to those who are complying with this code, you are expected to report violations. You may make the report to your supervisor or manager, the general counsel or compliance and ethics officer of your company, or the general auditor. Alternatively, you may make the report through the Business Conduct and Ethics Hotline. The Hotline is staffed by an independent provider; and management assures you that you can make reports to the Hotline anonymously, confidentially, and without any retaliation against you for making a report in good faith. Using the Business Conduct and Ethics Hotline, you also may make reports to the American Dairy, Inc. audit committee about accounting, internal control, or auditing matters or concerns about questionable accounting or auditing matters.

       If you are an attorney for one or more of the companies, you may have specific reporting responsibilities under rules of the Securities and Exchange Commission.

       From time to time, you also may be asked to provide information or answer questions as part of an investigation or audit of violations of this code or other matters. You are expected to cooperate fully with duly authorized corporate investigations and to be forthright, candid, truthful, and complete in your responses to those who been authorized by management to conduct an investigation.

       Reports of violations of this code will be investigated. Reports made through the Business Conduct and Ethics Hotline generally will be investigated by audit services staff, with support as needed from the law department and corporate security. Management of the relevant business units will be involved as appropriate. Matters involving equal employment opportunity issues usually will be referred to the equal opportunity department. Matters arising within a business unit may be investigated by management of that unit, after consulting with audit services and the law department. Independent counsel or auditors may be retained to handle or assist with investigations that involve allegations against directors or elected officers or that otherwise may have a significant impact on the affected company.

       The American Dairy, Inc. companies and their officers, employees, contractors, subcontractors, and agents shall not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes violates any federal or state laws, when the information or assistance is provided to regulatory or law enforcement agencies, anyone with supervisory authority over the employee, the Business Conduct and Ethics Hotline, or anyone conducting a duly authorized investigation for the companies.

       The Business Conduct and Ethics Officer is Kirk G. Downing and the Hotline telephone number is (323)935-3517.

                   COMPLIANCE RESPONSIBILITIES AND PROCEDURES

Responsibilities.

Individuals.

As a director, officer, or employee of any of the companies you are personally responsible for your own compliance with this code and the other policies of your company. You are expected to read and become familiar with this code and other applicable policies. You are expected to cooperate fully with all duly authorized investigations of violations of this code and other policies of the companies. If you violate this code or other policies you will be subject to appropriate disciplinary action as described below.

Boards of Directors.

The board of directors of each American Dairy, Inc. company is responsible for the ultimate direction of the business and affairs of that company, including matters related to this code and company policies. This code has been approved by the boards of directors of American Dairy, Inc. and its major subsidiaries. Those boards of directors also have adopted compliance and ethics programs and appointed a compliance and ethics officer for each company and its subsidiaries. The boards of directors regularly receive reports from management, the general auditor, and the compliance and ethics officers about compliance and ethics matters.

Management.

Acting under the direction of the board of directors, the management of each company has day-to-day responsibility for compliance and ethics matters, including the implementation and enforcement of this code and related policies. Much of this responsibility is delegated to the compliance and ethics officer, general auditor, and general counsel, but each officer and manager is expected to be involved actively in promoting compliance with this code and related policies, encouraging high ethical performance, and dealing with violations of this code.

Certifications.

Officers and key employees of the companies are required each year to complete and sign a certification as to their compliance with this code and related policies. Under the direction of the general auditor, audit services personnel review all of the completed certifications, investigate any exceptions, and follow up as necessary. The compliance and ethics officer, general counsel, and other officers of each company become involved as necessary to deal with significant exceptions reported in the certifications.

Investigations.

All reports of violations of this code will be investigated as discussed above. Matters having corporate significance (as defined below) should be brought to the attention of the general auditor, the general counsel, and the compliance and ethics officer of the affected companies. Matters of corporate significance also should be reported regularly to the board of directors or audit committee of the affected company. "Corporate significance" means that a matter is important to the affected company as a whole because the matter could have a material financial impact on the company, raises serious questions about the company's systems of internal control, involves wrongdoing by a director or officer, involves a serious legal violation, or otherwise could have a material adverse effect on the affected company. Because corporate significance may not always be readily apparent, if you have any questions you should contact the general auditor, the general counsel, or the compliance and ethics officer for your company.

Discipline.

All violations of this code will be considered for appropriate disciplinary action against the violators. Disciplinary actions, depending on the seriousness of the violation, may include:

o  Oral counseling;

o  Written reprimand;

o  Suspension,

o  Demotion, and

o  Termination.


Managers and supervisors have the primary responsibility for administering employee discipline in accordance with company policies. They should seek to ensure that disciplinary actions are prompt, fair, and consistent. In dealing with matters of corporate significance, managers and supervisors should consult with their management and compliance and ethics officer. The senior management of each business unit should ensure that disciplinary actions are being handled appropriately within their unit.

Disciplinary actions involving directors or elected officers (vice presidents or above) must be handled by or under the direction of the board of directors or a board committee of the affected company. The board of directors, senior management, general counsel, and ethics and compliance officer of each company should oversee the disciplinary process and results to ensure that the objectives of this code are being met.

Waivers.

Waivers of this code should not be granted lightly and should be rare. A waiver should be granted only when it is consistent with the overall best interests of the companies and their investors.

Waivers of this code for directors or elected officers (vice presidents or above) may be made only by the applicable board of directors or a board committee. Waivers for other employees may be made by the vice president or equivalent manager that heads the employee's business unit, or a senior officer to whom the employee reports directly or indirectly. The applicable compliance and ethics officer should be consulted on all potential waivers. The chief executive officer and general counsel of the affected company should be advised of all waivers.

Amendments or waivers of code provisions relating to directors and elected officers who are covered by rules of the Securities and Exchange Commission and stock exchanges on which securities of the companies are listed (including principal executive officers, principal financial officers, principal accounting officers or controllers, or officers performing similar functions) must be publicly and promptly disclosed in accordance with those rules.

                      Where to Go for Information and Help.

The right course of action is not always clear. You may have questions about how this code should be interpreted or applied in particular circumstances. Or situations may arise that are not directly covered by this code or other company policies. If you have questions about whether what you are about to do is ethical or legal, you should take one or more of the following actions:

o Talk to your immediate manager or supervisor. If you are unsure about the direction you are receiving from your immediate manager or supervisor, and you are unable to resolve the matter with him or her, you may talk with a more senior manager or officer.

o Refer to the written policies, manuals, procedures, and other materials maintained by your company for additional guidance. Some of those materials are described below.

o Contact the compliance and ethics officer for your company. He or she can provide advice about the code and help you get information and other resources to resolve questions. Contact information is provided below.

o Contact the law department if your questions relate to legal issues or matters being handled by company lawyers. You may contact a lawyer with whom you have been working or a more senior member of the law department, including the general counsel.

o Call the Business Conduct and Ethics Hotline. The Hotline is staffed by an independent provider; and management assures you that you can contact the Hotline anonymously, confidentially, and without any retaliation against you for making a report or asking a question in good faith. If you want a response to a question, you may provide a phone number or e-mail address at which you can be contacted, or, if you want to remain anonymous, you may arrange to call back later for the response after the matter has been investigated. The Business Conduct and Ethics Officer is Kirk G. Downing and the Hotline Telephone Number is (323) 935-3517.


                              American Dairy, Inc.

The American Dairy, Inc. compliance and ethics officer is:

     Mr. Liu Hua
     Chief Financial Officer, Secretary and Treasurer
     C-16 Shin Chen International Building, No. 10
     Jiu-shen Road, Zho Yan Chu, Beijing
     The People's Republic of China
     Phone: 011-86-10-64376768


The American Dairy, Inc. general auditor is:

     Henny Wee
     Belmont Capital Group Limited
     Suite A-C, 20/F Neich Tower
     128 Gloucester Road, Wanchai
     Hong Kong, The People's Republic of China
     Phone: 011-852-2517-7833
     Fax: 011-852-2548-7788

The Business Conduct and Ethics Officer is Kirk G. Downing and the Hotline Telephone Number is (323) 935-3517